Exhibit 99.8

Imperial Capital Asset Management, LLC

Dated October 25, 2024

SENT VIA ELECTRONIC MAIL

Great Elm Group, Inc.

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, FL 33410

Re:	Forbearance of Conversion Rights

Ladies and Gentlemen:

This letter agreement supplements that certain letter agreement, dated as of June 16, 2023 (the “Initial Forbearance Agreement”), by and between Long Ball Partners, LLC (the “Holder”) and Great Elm Group, Inc. (the “Issuer”).

Reference is further made to the notes issued by the Issuer in favor of the Holder set forth on Schedule A, attached hereto (each, a “Note” and collectively, the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Notes. In consideration of the mutual covenants and agreements herein contained, the Issuer and the Holder hereby agree as follows:

Notwithstanding anything in the Notes to the contrary, including any rights or remedies of Holder under each Note thereunder or in connection therewith, the Holder hereby irrevocably agrees to forebear from exercising its right to exercise any Security under any Note (as permitted under Section 4(a) of each Note) and its right to issue a Notice of Conversion with respect to any Note and/or any Security under the Notes (any such rights, a “Conversion Right”), in each case, until November 10, 2025 (the “Forbearance End Date”). The forbearance of the Conversion Rights contemplated by this letter agreement, together with the other provisions of this letter agreement, shall automatically apply to any additional payment-in-kind notes (“PIK Notes”) issued by the Issuer pursuant to the Notes in favor of the Holder from and after the date hereof and the Holder shall supplement Schedule A to add thereto any such additional PIK Notes issued by the Issuer in favor of the Holder, each of which additional PIK Note shall be subject to the forbearance contemplated hereunder until the Forbearance End Date.

The forbearance of the Conversion Rights contemplated by this letter agreement shall automatically terminate, without further action of any party hereto or under any Note, on the Forbearance End Date. The parties acknowledge and agree that the Forbearance End Date may be extended by the Holder with the prior written consent of the Issuer.

Notwithstanding anything to the contrary in this letter agreement, but without limiting the Holder’s covenant to forbear in accordance with the terms and conditions of this letter agreement and the Initial Forbearance Agreement, each Note is in full force and effect in accordance with their respective terms, remain valid and binding obligations of the Issuer thereunder, has not been modified or amended, and is hereby reaffirmed and ratified by the Issuer. The rights, interests, and obligations created by the Notes are and continue to be valid, effective, and enforceable, and are hereby ratified and confirmed in all respects.

Neither the failure nor delay by the Holder to exercise its remedies nor the acceptance of any payments or any other partial performance (whether any of the foregoing is before or after the date of this letter agreement) nor any provision of this letter agreement shall amend, modify, supplement, extend, delay, renew, terminate, waive, release or otherwise limit or prejudice the rights and remedies of the Holder, or the Issuer’s obligations under each Note (including, but not limited to, the Holder’s right to receive full payment of principal and interest and other costs, fees, expenses and charges to the extent provided in the Notes) except as specifically provided in a written agreement between the parties to each such Note that is fully executed and delivered in accordance with the terms of the applicable Note (and except that, without modifying or amending the Notes, the Holder agrees to forbear the Conversion Rights to the extent specifically provided in this letter agreement).

This letter agreement may be amended or terminated only by a written amendment, fully executed and delivered by the Holder with no less than sixty-one (61) days’ prior written notice to the Issuer.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in the State of New York (without regard to conflicts of laws principals).

This letter agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one agreement and may be executed by electronic signatures duly delivered (including, for example, by .PDF or Docusign). This Letter Agreement shall become valid and binding on the Holder and the Issuer upon receipt by Holder of the counterparts of this letter agreement which, taken together, will have been executed by all of the parties.

Please confirm the agreements contained herein by executing a counterpart hereof in the space provided below and returning it to the undersigned.

Very truly yours,

HOLDER:
Long Ball Partners, LLC

By:	/s/ Mark Martis
Name:	Mark Martis
Title:	Chief Operating Officer, Imperial Capital Asset Management, LLC, its managing member

THE FOREGOING ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

ISSUER:
Great Elm Group, Inc.

By:	/s/ Adam Kleinman
Name: Adam Kleinman
Title: President

Imperial Capital Asset Management, LLC

Schedule A

Notes

Note No.	CUSIP	Issuer	Initial Holder	Initial Principal Amount	Issue Date
E-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$6,400,000.00	12/29/2020
PIK No. 1-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$111,112.00	12/29/2020
PIK No. 2-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$161,889.00	12/31/2020
PIK No. 3-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$166,826.00	6/30/2021
PIK No. 4-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$170,996.00	12/31/2021
PIK No. 5-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$175,271.00	6/30/2022
PIK No. 6-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$179,653.00	12/31/2022
PIK No. 7-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$184,144.00	6/30/2023
PIK No. 8-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$188,748.00	12/31/2023
PIK No. 9-1	39037GAA7	Great Elm Group, Inc.	Long Ball Partners, LLC	$193,466.00	6/30/2024